Exhibit 10.1

MANAGEMENT CONTINUITY plan

KNOLL, INC., a Delaware corporation (“Company”) hereby adopts this Management Continuity Plan (the “Plan”), effective as of April 18, 2021 (the “Effective Date”).

The purpose of the Plan is to ensure that the Company will have the continued employment of certain key employees of the Company or a Company subsidiary whose continued dedication, availability, advice and counsel to the Company and its Subsidiaries is deemed important to the Board of Directors of the Company (the “Board”), the Company and its shareholders.

The Company considers the establishment and maintenance of a sound and vital management team to be part of its overall corporate strategy and to be essential to protecting and enhancing the best interests of the Company and its shareholders. Accordingly, the Board has approved this Plan and authorized its establishment on behalf of the Company.

1.                  Term. This Plan shall be effective on the Effective Date and shall continue until terminated by the Company as provided in Section 7 (the “Term”). Notwithstanding the foregoing, if a Change of Control occurs during the Term, this Plan will continue in effect for thirty-six (36) months beyond the end of the month in which any Change of Control occurs.

2.                  Definitions. The following defined terms shall have the meanings set forth below, for purposes of this Plan:

(a)               Annual Base Salary. “Annual Salary” shall mean Executive’s highest annual base salary during the twelve (12) month period immediately prior to the month in which the Change of Control occurs.

(b)               Annual Non-Equity Incentive Program. “Annual Non-Equity Incentive Program” shall mean the Company’s Annual Non-Equity Incentive Program, as in effect as of the Effective Date, or any successor plan.

(c)               Average Bonus. “Average Bonus” shall mean the average of the last three (3) annual bonus payments, if any, made to Executive under the Company’s Annual Non-Equity Incentive Program immediately preceding the Change of Control.

(d)               Cause. “Cause” means (1) a material breach by the Executive of those duties and responsibilities of the Executive which do not differ in any material respect from the duties and responsibilities of the Executive during the ninety (90) day period immediately prior to a Change of Control (other than as a result of incapacity due to physical or mental illness) which is (A) demonstrably willful and deliberate on the Executive’s part, (B) committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and (C) not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach or (2) the commission by the Executive of a felony involving moral turpitude.

(e)               Change of Control. A “Change of Control” shall mean a change of control of the Company that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 (“Exchange Act”), or such item thereof which may hereafter pertain to the same subject; provided that, and notwithstanding the foregoing, a Change of Control shall be deemed to have occurred if:

(i)                 Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, a “Person”) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing forty percent (40%) or more of the combined voting power of the Company’s then out-standing securities; or

(ii)              At any time a majority of the Board of Directors of the Company is comprised of other than Continuing Directors (for purposes of this Section, the term “Continuing Director” means a director who was either (A) first elected or appointed as a Director prior to the effective date of this Plan; or (B) subsequently elected or appointed as a director if such director was nominated or appointed by at least a majority of the then Continuing Directors); or

(iii)            Any of the following occur:

(A)             Any merger or consolidation of the Company, other than a merger or consolidation in which the voting securities of the Company immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or being converted into securities of the surviving entity) sixty percent (60%) or more of the combined voting power of the Company or surviving entity immediately after the merger or consolidation with another entity;

(B)              Any sale, exchange, lease, mortgage, pledge, transfer, or other disposition (in a single trans-action or a series of related transactions) of all or substantially all of the assets of the Company which shall include, without limitation, the sale of assets or earning power aggregating more than fifty percent (50%) of the assets or earning power of the Company on a consolidated basis;

(C)              Any liquidation or dissolution of the Company;

(D)             Any reorganization, reverse stock split, or recapitalization of the Company which would result in a Change of Control; or

(E)              Any transaction or series of related transactions having, directly or indirectly, the same effect as any of the foregoing; or any agreement, contract, or other arrangement providing for any of the foregoing.

(f)                Disability. “Disability” means that, as a result of Executive’s incapacity due to physical or mental illness, the Executive shall have been found to be eligible for the receipt of benefits under the Company’s long-term disability plan or similar plan or program providing for the payment of disability benefits.

(g)               Executive. “Executive” means an officer of the Company or a Subsidiary of the Company who has been approved as a participant in the Plan by the Compensation Committee of the Board.

(h)               Good Reason. For purposes of this Plan, “Good Reason” means the occurrence of any one or more of the following without the Executive’s express written consent:

(i)                 The assignment to Executive of duties which are materially different from or inconsistent with the duties, responsibilities and status of Executive’s position at any time during the six (6) month period prior to the Change of Control of the Company, or which result in a significant reduction in Executive’s authority and responsibility as an executive of the Company or a subsidiary;

(ii)              A reduction by the Company in (1) Executive’s Annual Base Salary or salary grade as of the date immediately prior to the Change of Control, or the failure to grant salary increases and bonus payments on a basis comparable to those granted to other executives of the Company, (2) Executive’s Target Bonus as of the date immediately prior to the Change of Control, or (3) the target value of Executive’s equity-based compensation awards under the Company’s Stock Incentive Plan, as of the date immediately prior to the Change of Control;

(iii)            any requirement of the Company that the Executive be based at a location in excess of 50 miles from the facility which is the Executive’s principal business office at the time of the Change of Control;

(iv)             The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform this Plan, as contemplated in Section 8 of this Plan;

(v)               Any termination by the Company of Executive’s employment that is other than for Cause; or

(vi)             A reduction of 5% or more in the aggregate benefits provided to Executive and Executive’s dependents under the Company’s employee benefit plans (including, without limitation, retirement, medical, prescription, dental, disability, salary continuance, employee life, group life, and accidental death insurance plans and programs) in which the Executive is participating immediately prior to such Change of Control.

The existence of Good Reason shall not be affected by Executive’s Disability. Except as provided in Section 2(i) of this Plan, Executive’s continued employment shall not constitute a waiver of Executive’s rights with respect to any circumstance constituting Good Reason under this Plan. Notwithstanding anything to the contrary, in order to be eligible to resign for Good Reason, the Executive must give written notice of the event or circumstance claimed to constitute Good Reason within 90 days after the Executive first becomes aware of such event or circumstance. And, with respect to each Executive other than the Chief Executive Officer of the Company (the “CEO”) and the Chief Financial Officer of the Company (the “CFO”), in the case of an event or circumstance claimed to constitute Good Reason under Section 2(h)(i), the Company shall have a period of 45 days to cure the event or circumstance and the Executive may resign for Good Reason only after the end of such cure period and only if the Company has not cured such event or circumstance.

(i)                 Notice of Termination. “Notice of Termination” means a written notice indicating the specific termination provision in this Plan relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the employment under the provision so indicated. The Executive shall not be entitled to give a Notice of Termination that the Executive is terminating employment for Good Reason more than six (6) months following the occurrence of the event alleged to constitute Good Reason, except with respect to an event which occurred before the Change of Control, in which case the Notice of Termination must be given within six (6) months following the Change of Control and, with respect to each Executive other than the CEO and the CFO, in the case of an event or circumstance claimed to provide a basis for eligibility for Severance Benefits under Section 3(b)(iii), the Company shall have a period of 45 days following the delivery of the Notice of Termination after the Change in Control to cure the event or circumstance and the Executive may resign and receive Severance Benefits only after the end of such cure period and only if the Company has not cured such event or circumstance. Any termination by the Company for Cause or due to Executive’s Disability, or by Executive for Good Reason, shall be communicated by Notice of Termination to the other party.

(j)                 Stock Incentive Plan. “Stock Incentive Plan” shall mean the Company’s 2018 Stock Incentive Plan, 2013 Stock Incentive Plan and 2010 Stock Incentive Plan, each as in effect as of the Effective Date, or any successor plan.

(k)               Target Bonus. “Target Bonus” shall mean Executive’s target bonus amount under the Company’s Annual Non-Equity Incentive Program.

(l)                 Termination Date. “Termination Date” shall mean the date of Executive’s termination of employment with the Company or a subsidiary, or if the date of a Change of Control if termination of employment occurs under the terms of Section 3(b) of this Plan.

3.                  Eligibility for Severance Benefits. Subject to Section 5, Executive shall receive the Severance Benefits described in Section 4 if Executive’s employment is terminated during the Term of this Plan, and

(a)               the termination occurs within the twenty-four (24) consecutive month period after a Change of Control, unless the termination is (i) because of Executive’s death or Disability, (ii) by the Company for Cause, or (iii) by the Executive other than for Good Reason; or

(b)               the Company (i) terminates the employment of Executive, (ii) takes any of the actions set forth in Subsections 2(h)(ii) or (iii), or (iii) assigns Executive duties which are materially different from or inconsistent with the duties, responsibilities and status of Executive’s current position or which would result in a significant reduction in Executive’s authority and responsibility as an executive of the Company or a subsidiary within six (6) months before a Change of Control, and (A) in contemplation of such Change of Control, and (B) to avoid the effect of this Plan after such Change of Control, provided that no Severance Benefits shall be due or payable under this Subsection 3(b) unless and until a Change of Control occurs.

4.                  Severance Benefits. Subject to Section 5 and execution and non-revocation of a release in the form substantially similar to the Company’s release in effect as of the Effective Date of this Plan, the Executive shall receive the following Severance Benefits (in addition to accrued compensation and vested benefits) if eligible under Section 3:

(a)               A lump sum cash amount (which shall be paid not later than thirty (30) days after the Termination Date) equal to Executive’s Annual Base Salary, multiplied by (i) three (3) for the CEO, or (ii) two (2) for any other Executive;

(b)               A lump sum cash amount (which shall be paid not later than thirty (30) days after the Termination Date) equal to (i) three (3) times for the CEO, or (ii) two (2) times for any other Executive the greater of (1) Executive’s Average Bonus and (2) Executive’s Target Bonus for the fiscal year in which the Change of Control occurs;

(c)               For the twenty-four (24) consecutive month period beginning immediately after the Termination Date, the Company will provide to Executive at the Company’s expense with the following benefits, provided that if one or more of the following benefits is not provided to the Company employees, or cannot be provided to Executive under terms of the Company’s plans during such twenty-four (24) month period, the Company shall pay Executive a lump sum cash benefit equal to the cost to the Executive of obtaining such benefit:

(i)                 Health care coverage equal to that in effect for Executive (including his or her permitted family members) prior to the Termination Date (or, if more favorable to Executive, that furnished generally to peer employees of the Company), including, but not limited to, hospital, surgical, medical, dental, prescription and dependent coverages. Upon the expiration of the health care benefits required to be provided pursuant to this Subsection 4(c), the Executive shall be entitled to the continuation of such benefits under the provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) to the extent of any remaining eligibility period under such Act. Health care benefits otherwise receivable by Executive pursuant to this Subsection 4(c) shall be reduced to the extent comparable benefits are actually received by Executive from a subsequent employer during the twenty-four (24) consecutive month period immediately following the Termination Date and any such benefits actually received by Executive shall be reported to the Company; and

(ii)              Disability insurance coverage (including policy terms) equal to that in effect at the time Notice of Termination is given (or on the Termination Date if no Notice of Termination is required) or, if more favorable to Executive, equal to that in effect immediately prior to the Change of Control; provided, however, that no income replacement benefits will be payable under such disability policy with regard to the twenty-four (24) month period immediately following a termination of employment provided that the payments payable under Subsections 4(a) and (b) above have been made.

(d)               The Company shall pay all fees for outplacement services for job searches up to a maximum of Twenty-five Thousand Dollars ($25,000);

(e)               In computing and determining Severance Benefits under Subsections 4(a) through (d) above, a decrease in Executive’s salary, bonus compensation, or insurance benefits shall be disregarded if such decrease occurs within six (6) months before a Change of Control, is in contemplation of such Change of Control, and is taken to avoid the effect of this Plan should such action be taken after such Change of Control; in such event, the salary, incentive bonus, and/or insurance benefits used to determine Annual Salary, Average Bonus, and therefore Severance Benefits shall be that in effect immediately before the decrease that is disregarded pursuant to this Subsection 4(e);

(f)                Executive shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 4 be reduced by any compensation earned by Executive as the result of employment by another employer after the Termination Date, with the exception of a reduction in health insurance coverage as provided in Subsection 4(c)(i); and

(g)               All outstanding awards held by Executive under the Stock Incentive Plan that were granted prior to the Change in Control shall vest in full as of the Termination Date.

5.                  Maximum Payments. If any of the payments or benefits received or to be received by Executive (including, without limitation, any payment or benefits received in connection with a Change of Control or Executive’s termination of employment, whether pursuant to the terms of this Plan or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 5, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then prior to making the 280G Payments, a calculation shall be made comparing (a) the Net Benefit (as defined below) to Executive of the 280G Payments after payment of the Excise Tax to (b) the Net Benefit to Executive if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (a) above is less than the amount under (b) above will the 280G Payments be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax. “Net Benefit” shall mean the present value of the 280G Payments, net of all federal, state, local, foreign income, employment, and excise taxes. The calculation to be made pursuant to this Section 5 shall be made in a manner determined by the Company’s independent accountants or the Company’s tax counsel and that is consistent with the requirements of Section 409A.

6.                  Covenants of Executive. In consideration of the Company’s execution of this Plan, Executive agrees to the following:

(a)               Restrictive Covenants. Executive understands and agrees that the Company has legitimate interests in protecting its goodwill, its relationships with customers and business partners, and in maintaining its confidential information, trade secrets and Protected Information, and hereby agrees that the following restrictions are appropriate to meet such goals.

(i)                 Non-Solicitation. Executive acknowledges that the relationships and goodwill that Executive develops with Company Customers as a result of Executive’s employment belong to the Company. Executive therefore agrees that while employed by the Company and during the Restricted Period, Executive will not, and will not assist anyone else to, (1) solicit or encourage any Company Customer to terminate or diminish its relationship with the Company relating to Competitive Services or Products; or (2) seek to persuade any Company Customer to conduct with anyone other than the Company any business or activity relating to Competitive Services or Products that such Company Customer conducts or could conduct with the Company.

(ii)              Non-Competition. Executive agrees that while employed by the Company and during the Restricted Period, Executive will not, for himself or herself, or on behalf of any other person or entity, directly or indirectly, provide services to a Direct Competitor in a role where Executive’s knowledge of Protected Information is likely to affect Executive’s decisions or actions for the Direct Competitor to the detriment of the Company.

(b)               Definitions. For purposes of this Section 6, the following terms shall be defined as follows:

(i)                 Protected Information. “Protected Information” means the Company information not generally known to, and not readily ascertainable through proper means by, the Company’s competitors on matters such as customer information, partner information, and the relative skills and experience of the Company’s other Executives or agents; nonpublic information; strategic plans; business methods; investment strategies and plans; intellectual property; sales and marketing plans; the Company (not individual) know-how; trade secrets; and other information of a technical or economic nature relating to the Company’s business.

Protected Information does not include information that (i) was in the public domain, (ii) was independently developed or acquired by Executive, (iii) was approved by the Company for use and disclosure by Executive without restriction, or (iv) is the type of information which might form the basis for protected concerted activity under the National Labor Relations Act (for example, Executive pay or Executive terms and conditions of employment).

(ii)              Company Customer. “Company Customer” is limited to those customers or partners who did business with the Company within the most recent 18 months of Executive’s employment (or during the period of Executive’s employment, if Executive was employed for less than 18 months) and with whom Executive personally dealt on behalf of the Company in the 12 months immediately preceding the last day of Executive’s employment and Executive had business contact or responsibility with such Company Customer as a result of his or her employment with the Company. “Company Customer” shall not, however, include any individual who purchased a Competitive Product by direct purchase from one of its retail establishments or via on-line over the Internet, unless such purchase was of such quantity that the purchase price exceeded Fifteen Thousand Dollars ($15,000).

(iii)            Competitive Services. “Competitive Services” means services of the type that the Company provided or offered to its customers or partners at any time during the 12 months immediately preceding the last day of Executive’s employment with the Company (or at any time during Executive’s employment if Executive was employed for less than 12 months), and for which Executive was involved in providing or managing the provision of such services.

(iv)             Competitive Products. “Competitive Products” means products that serve the same function as, or that could be used to replace, products the Company provided to, offered to, or was in the process of developing for a present, former, or future possible customer/partner at any time during the twelve (12) months immediately preceding the last day of Executive’s employment (or at any time during Executive’s employment if Executive was employed for less than 12 months), with which Executive had direct responsibility for the sale or development of such products or managing those persons responsible for the sale or development of such products.

(v)               Direct Competitor. “Direct Competitor” means (i) in the case of each Executive other than the CEO, a person, business or company providing Competitive Products or Competitive Services in any country where the Company or its Subsidiaries does business, but excluding any business which the parties have agreed in writing to exclude from this definition, and the Company will not unreasonably or arbitrarily withhold such agreement and (ii) in the case of the CEO, the following entities and each of their respective affiliates: Steelcase, Haworth, Teknion, HNI, Allsteel, KI, Kimball, Trendway, Inscape, Riviera, Humanscale, Halcon, Vitra, Room and Board, Restoration Hardware, Ethan Allen, Nucraft Furniture, OFS/First Office, Watson, Herman Miller, Sit On It, Bernhardt, DECCA, Touhy, Weiland and WeWork.

(vi)             Restricted Period. “Restricted Period” means (i) in the case of each Executive other than the CEO, the period of twelve (12) consecutive months after Executive’s employment with the Company ends for any reason and (ii) in the case of the CEO, the period of eighteen (18) consecutive months after Executive’s employment with the Company ends for any reason.

7.                  Amendment or Termination of Plan. The Company shall have the right prior to a Change of Control, in its sole discretion, pursuant to action by the Board, to approve the amendment or termination of this Plan, which amendment or termination shall not become effective until the date fixed by the Board therefor, which date shall be at least 180 days after notice thereof is given by the Company to the Executive in accordance with Section 10; provided, however, that no such action shall be taken by the Board, without the written consent of each Executive, (i) during any period of time when the Board has knowledge that any Person has taken steps reasonably calculated to effect a Change of Control until, in the opinion of the Board, such Person has abandoned or terminated its efforts to effect a Change of Control or (ii) following a Change of Control.

8.                  Administration. The Compensation Committee of the Board (the “Committee”) shall have the responsibility and authority to administer the Plan.  The Committee shall have authority, in its complete and sole discretion, to: (a) construe and interpret the Plan and its terms and resolve any ambiguities herein; (b) determine the amount and recipient of any payment hereunder; (c) prescribe, amend, and rescind rules and regulations with respect to Plan administration or interpretation; (d) make all other determinations and do all other things necessary or appropriate for the administration of the Plan; and (e) have all other powers granted to it in other sections of this Plan or as otherwise necessary or appropriate to carry out its responsibilities hereunder.

9.                  Successors; Binding Plans. This Plan shall inure to the benefit of and be enforceable by Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. Executive’s rights and benefits under this Plan may not be assigned, except that if Executive dies while any amount would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan, to the beneficiaries designated by the Executive to receive benefits under this Plan in a writing on file with the Company at the time of the Executive’s death or, if there is no such beneficiary, to Executive’s estate. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company (or of any division or subsidiary thereof employing Executive) to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Plan and shall entitle Executive to compensation from the Company in the same amount and on the same terms to which Executive would be entitled hereunder if Executive terminated the employment for Good Reason following a Change of Control.

10.              Withholding of Taxes. The Company may withhold from any amounts payable under this Plan all federal, state, city, or other taxes as required by law.

11.              Notice. For the purpose of this Plan, notices and all other communications provided for in this Plan shall be in writing and shall be deemed to have been duly given when personally delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addressees set forth on the first page of this Plan, or at such other addresses as the parties may designate in writing.

12.              Compliance with Section 409A. It is intended that any amounts payable under this Plan will comply with Section 409A of the Internal Revenue Code (the “Code”) and treasury regulations relating thereto so as not to subject the Executive to the payment of any interest and tax penalty which may be imposed under Section 409A of the Code, and this Plan shall be interpreted and construed in accordance with such intention. Any provision of the Plan that would cause the Executive to be subject to the payment of any such interest or tax penalty shall be disregarded, and the timing of the payments or benefits provided herein shall be modified accordingly. For purposes of Section 409A, each payment made under the Plan will be treated as a separate payment. In no event may the Executive, directly or indirectly, designate the calendar year of payment. Notwithstanding any provision of the Plan to the contrary, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees” (as described in Section 409A(a)(2)(B)(i) of the Code), any payment on account of such Executive’s separation from service that would otherwise be due hereunder within six months after such separation will nonetheless be delayed until the first business day of the seventh month following Executive’s Termination Date and the first such payment will include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction. Notwithstanding anything contained herein to the contrary, the Executive will not be considered to have terminated employment with the Company for purposes of Section 4 hereof unless the Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. Any tax liability incurred by an Executive under Section 409A of the Code will be solely the responsibility of the Executive. In the event Executive is covered by any pre-existing employment agreement or other arrangement of the Company or its subsidiaries that provides for severance payments that differ in timing or form of payment from those the Executive would otherwise be entitled to under this Plan, the severance payments provided to such Executive pursuant to this Plan will be reformed if and to the extent necessary to comply with Section 409A.

13.              Waiver. No provision of this Plan may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Executive and such officer as may be specifically designated by the Board.

14.              Employment Rights. Except as specifically provided in this Plan, this Plan shall not confer upon Executive any right to continue in the employ of the Company or its Subsidiaries and shall not in any way affect the right of the Company or its Subsidiaries to dismiss or otherwise terminate Executive’s employment at any time with or without Cause.

15.              No Vested Interest. Neither Executive nor Executive’s beneficiary shall have any right, title, or interest in any benefit under this Plan prior to the occurrence of the right to the payment thereof, or in any property of the Company or its Subsidiaries.

16.              Prior Agreements. This Plan shall be construed and administered in a manner which avoids duplication of compensation and benefits and restrictive covenants which may be provided under any prior agreement between the Company and Executive, including any written employment agreement between the Executive and the Company, or any other plan, program, policy, or arrangement. Accordingly, if Executive is (a) entitled to receive severance benefits under this Plan in respect of the Executive’s termination of employment, then the Executive shall not be entitled to receive severance benefits under any other such agreement, plan, program, policy, or arrangement in respect of such termination of employment and (b) subject to any non-competition or non-solicitation covenants under any other such agreement, plan, program, policy, or arrangement, such covenants shall be deemed replaced by those set forth in Section 6.

17.              Governing Law; Validity. The interpretation, construction and performance of this Plan shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provisions of this Plan, which other provisions shall remain in full force and effect. The Company and, by accepting benefits under this Plan, the Executive hereby irrevocably consents and submits to the personal jurisdiction of and venue in the United States District Court – District of Delaware and the Delaware State courts, in any legal action, equitable suit or other proceeding arising out of or related to this Plan.